PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-54662
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Share         Primary
Name of Company                         Ticker        Amounts    Trading Market
----------------------------            ------        -------    --------------
Amazon.com, Inc.                         AMZN            7           NASDAQ
Best Buy Co., Inc.                       BBY             9            NYSE
Costco Wholesale Corporation             COST            8           NASDAQ
CVS Corporation                          CVS            14            NYSE
Federated Department Stores               FD          11.738          NYSE
Kohl's Corporation                       KSS             6            NYSE
Limited Brands, Inc.                     LTD             8            NYSE
Lowe's Companies, Inc.                   LOW            28            NYSE
RadioShack Corporation                   RSH             3            NYSE
Safeway Inc.                             SWY             9            NYSE
SUPERVALU INC.                           SVU           1.456          NYSE
Target Corporation                       TGT            16            NYSE
The Gap, Inc.                            GPS            16            NYSE
The Home Depot, Inc.                      HD            40            NYSE
The Kroger Co.                            KR            15            NYSE
The TJX Companies, Inc.                  TJX            10            NYSE
Walgreen Co.                             WAG            19            NYSE
Wal-Mart Stores, Inc.                    WMT            36            NYSE


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.